Exhibit 10.15

ASSET PURCHASE AGREEMENT
by and among
PLANET BEACH FRANCHISING CORPORATION
and
PLANET BEACH BRANDS, L.L.C.
STEPHEN P. SMITH
May 18, 2010

ASSET PURCHASE AGREEMENT
          THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated May 18, 2010 is made by PLANET BEACH FRANCHISING CORPORATION, a Delaware corporation (the “Buyer”) and PLANET BEACH BRANDS, L.L.C. (the “Seller”) and STEPHEN P. SMITH, an individual residing in New Orleans, Louisiana (the “Shareholder”)
BACKGROUND
          A. The Shareholder owns all of the membership interests in the Seller.
          B. The Seller is the owner of servicemarks, trademarks, tradenames and other intellectual property developed or used in connection with or otherwise relating to the Buyer’s business, which is the operation of a full-service automated day spa franchisor under the name “Planet Beach” (the “Buyer’s Business”). The Buyer desires to acquire those assets from the Seller.
          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:
ARTICLE 1.
ASSETS TO BE PURCHASED-PAYMENT OF PURCHASE PRICE
          1.1. Subject Assets. Subject to the terms and conditions set forth in this Agreement, the Seller and the Shareholder agree to sell to the Buyer and the Buyer agrees to purchase from the Seller at the Closing (as hereinafter defined), free and clear of all liens, claims, encumbrances and restrictions, all the assets listed on Exhibit A (the “Listed Assets”) and all of the Seller’s right, title and interest in, or with respect to the Listed Assets, without limitation, pending applications relating to any of the Listed Assets, any right to assert claims and take other rightful actions in respect of infringements, breaches, defaults and other violations of the Listed Assets. All of the assets being purchased by the Buyer as described in this Section 1.1 are hereinafter referred to as the “Subject Assets.”
          1.2. Purchase Price Amount. The consideration to be paid by the Buyer for the Subject Assets is the purchase price of $375,000 (the “Purchase Price”).
          1.3. Purchase Price Delivery. At Closing, the Buyer shall deliver to the Seller a promissory note in the amount of the Purchase Price, payable in full upon the consummation of a pubic offering of stock of the Buyer and otherwise in form and substance acceptable to the Buyer and the Seller (the “Promissory Note”).

          1.4. Overriding Royalty Interest.
          (a) Grant of Interest. As additional consideration for the Subject Assets, the Buyer shall pay to the Seller, in perpetuity, on or before the 15th day of each month, an amount equal to one-half of one percent (0.5%) of amounts collected by the Buyer in the preceding month as royalty fees paid by a franchisee under a franchise agreement as a percentage of its gross sales (“Eligible Collected Revenues”), but not including national advertising fees, brand development fees, construction drawing fees, site survey fees, information technology fees, education or training fees or other comparable or replacement fees for services performed by the Buyer for the benefit of the franchisee, except that no such payment shall be due in any month in which Eligible Collected Revenues did not exceed $400,000.00.
          (b) Termination of Employment of Seller. Notwithstanding subsection (a) above, for any month after the occurrence of (i) termination by the Shareholder of his employment with Buyer for Good Reason or (ii) termination by the Buyer of the Shareholder’s employment without Cause, beginning with the month in which such termination occurs, the amount of the monthly payment shall be ten percent (10%) of Eligible Collected Revenues whether or not Eligible Collected Revenues in the month exceed $400,000.00.
          (c) Limitation. In no event shall payments under this Section 1.4 exceed $10,000,000 in the aggregate.
          (d) Independent Obligations. The obligations of the Buyer under this Section 1.4 shall be independent of the other obligations created by this Agreement or by the Bill of Sale/Assignment (as defined in Section 2.2(d)(i)), and no default by the Buyer of these obligations shall vitiate or otherwise affect the transfer of the Subject Assets to the Buyer as contemplated by this Agreement and the Bill of Sale/Assignment or the other rights of Buyer under this Agreement. Buyer’s sole remedy for breach of the obligations under this Section 1.4 shall be to compel performance of those obligations or recover damages for their breach. The obligations contained in this Section 1.4 shall survive the Closing and the delivery of the Bill of Sale/Assignment.
          (e) Definitions. For purposes of this Section 1.4, “Good Reason” and “Cause” have the meanings assigned them in the Employment Agreement between the Shareholder and the Buyer dated the date of this Agreement (the “Employment Agreement”).
          1.5. Rescission. If no shares of the Buyer have been sold under a registration statement filed with the Securities and Exchange Commission by December 31, 2010, this Agreement, the Bill of Sale/Assignment and the Promissory Note shall be null and void, all of the Subject Assets shall automatically vest with the Seller, and no party shall have any further obligation under this Agreement. This Section 1.5 shall survive the Closing and the delivery of the Bill of Sale/Assignment.

ARTICLE 2.
CLOSING
          2.1. Time and Place of Closing. The closing of the purchase and sale contemplated herein (the “Closing”) shall be completed on or before                     , 2010 (the “Closing Date”). All transactions that take place during the Closing shall be deemed to have taken place simultaneously and, except as otherwise agreed, no delivery or payment shall be considered to have been made until all transactions to be made during the Closing have been completed.
          2.2. Conditions Precedent to the Buyer’ Obligation. The obligation of the Buyer to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing Date of the following conditions:
          (a) Injunctions. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing Date which restrains or prohibits the purchase and sale of the Subject Assets.
          (b) Schedules and Exhibits. The schedules and exhibits to be prepared by the Seller and delivered to the Buyer as of the Closing Date shall be in a form reasonably satisfactory to the Buyer and its counsel.
          (c) Representations and Warranties. The representations and warranties made by the Seller and the Shareholder on the date hereof shall be true and correct in all respects on the Closing Date and the Seller and the Shareholder shall have performed all covenants of the Seller and the Shareholder required to be performed on or before the Closing and the Seller and the Shareholder shall deliver a certificate dated as of the Closing Date to that effect.
          (d) Deliveries. The Seller and the Shareholder shall have delivered to the Buyer:
          (i) Bill of Sale/Assignment of Intellectual Property. A validly executed Bill of Sale/Assignment of Intellectual Property, substantially in the form of Exhibit B to this Agreement (the “Bill of Sale/Assignment”); and
          (ii) Bring Down Certificate. A bring down certificate in a form reasonably satisfactory to the Buyer stating that the representations and warranties made on the date hereof are true and correct in all respects on the Closing Date and that the Seller and/or the Shareholder have complied with or otherwise satisfied any conditions or covenants required to be satisfied before the Closing Date.
In the event that any of the foregoing conditions to Closing shall not have been satisfied, the Buyer may elect to: (i) terminate this Agreement or (ii) consummate the transactions contemplated herein despite such failure. Regardless of whether the Buyer elects to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by the Seller or the Shareholder, the Buyer may seek appropriate remedies for any and all damages, costs and expenses incurred by the Buyer by reason of such breach.
          2.3. Conditions Precedent to the Seller’s and the Shareholder’ Obligation. The obligation of the Seller and the Shareholder to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing of the following conditions:
          (a) Injunctions. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Subject Assets.
          (b) Representations and Warranties. The representations and warranties made on the date hereof by the Buyer shall be true and correct in all respects on the Closing Date and the Buyer shall deliver a certificate to that effect.
          (c) Deliveries. The Buyer shall have delivered to the Seller or the Shareholder, as appropriate, the following:
          (i) Promissory Note.
          (ii) Bill of Sale/Assignment. A validly executed Bill of Sale/Assignment.
          (iii) Employment Agreement. A validly executed Employment Agreement between the Shareholder and the Buyer.
          (iv) Bring Down Certificate. A bring down certificate in a form reasonably satisfactory to the Seller stating that the representations and warranties made on the date hereof are true and correct in all respects and that the Buyer has complied with or otherwise satisfied any conditions or covenants required to be satisfied before the Closing Date.
In the event that any of the foregoing conditions to Closing shall not have been satisfied, the Seller and the Shareholder may elect to: (i) terminate this Agreement without liability to the Buyer; or (ii) consummate the transactions contemplated herein despite such failure. Regardless of whether the Seller and the Shareholder elects to terminate this Agreement or consummate the transactions described herein, if such failure shall be as a result of a breach of any provision of this Agreement by the Buyer, the Seller and the Shareholder may seek appropriate remedies for any and all damages, costs and expenses incurred by the Seller and the Shareholder by reason of such breach.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND SHAREHOLDER
          Except as set forth in the Disclosure Schedule, the Seller and the Shareholder hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall be true and correct as of Closing and shall survive the Closing notwithstanding any investigation made by or information furnished to Buyer in connection herewith, as follows:
          3.1. Organization and Qualification. The Seller is duly organized, validly existing, and in good standing as a limited liability company under the laws of Louisiana and has the authority and power to carry on all business activities currently or previously conducted by it in all jurisdictions in which the Seller conducts or has conducted its business. The Seller is not in violation of its articles of organization or operating agreement.
          3.2. Ownership of the Seller. The Shareholder owns all of the membership interests in the Seller. There are no outstanding warrants, options, subscriptions or agreements of any kind relating to any membership interest in the Seller.
          3.3. Authority. The Seller and the Shareholder have the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the agreements and instruments relating hereto and the consummation of the transactions contemplated hereby, are and shall constitute valid and legally binding obligations of each of the Seller and the Shareholder, enforceable against each of them in accordance with their respective terms. The Seller has obtained the valid consent of all Shareholders of the Seller to undertake all of the transactions contemplated herein.
          3.4. Breach and Consent. The consummation of the transactions contemplated hereby will not: (i) contravene any applicable law, rule or regulation or any order, writ, judgment, injunction, decree, determination, award, contract or other agreement that affects or binds either the Seller or the Shareholder, (ii) require any consent, approval or registration, of any kind; or (iii) result in the creation or imposition of any lien, claim or encumbrance upon any of the Subject Assets or other assets of the Seller.
          3.5. Subject Assets. The Listed Assets include all trade names, trade marks, licenses, service marks and other intellectual property owned or used by the Seller or the Shareholder in connection with or relating to the operation of the Buyer’s Business, and, to the actual knowledge of the Seller and the Shareholder, include all trade names, trade marks, licenses, service marks and other intellectual property currently used or intended to be used by the Buyer in the conduct of the Buyer’s Business.
          3.6. Ownership of Subject Assets. The Seller is the exclusive owner of the Subject Assets, free and clear of any liens, encumbrances or, to the knowledge of the Seller, claims of others, except as otherwise described in Schedule 3.6. Immediately after the later of the Closing and the Effective Date, the Buyer will be the exclusive owner all of the Subject Assets free and clear of any liens, encumbrances or claims of others. Shareholder owns no marks and other intellectual property owned by the Seller used or useful in connection with the Buyer’s Business.
          3.7. Licenses and Other Agreements. Schedule 3.7 lists all (i) licenses of intellectual property by the Seller or the Shareholder to any other person; (ii) agreements otherwise granting or restricting the right to use the Subject Assets; and (iii) agreements transferring, assigning, indemnifying with respect to or otherwise relating to Subject Assets.
          3.8. No Infringement. To the actual knowledge of the Seller and the Shareholder, the conduct of the Buyer’s Business does not infringe or otherwise conflict with the rights of any person in respect of the Subject Assets. None of the Subject Assets is being infringed or otherwise used or being made available for use by any person without a license or permission from the Seller, and any such license or permission is listed in Schedule 3.7.
          3.9. Applications and Filings. Except as identified on Schedule 3.9, the Seller has timely made or caused to be made all necessary filings, recordations and payments necessary to protect and maintain its interests in the Subject Assets. All trademark registrations and trademark applications and all other applications, registrations and filings with respect to the Subject Assets (i) are currently in or docketed for compliance in all material respects with all applicable requirements for obtaining a trademark registration in the jurisdiction of registration or use, including any applicable disclosure requirements, (ii) are subsisting, in full force and effect, (iii) are valid and enforceable, and (iv) have not expired, been cancelled or abandoned.
          3.10. Absence of Litigation. Except as identified on Schedule 3.10, to the actual knowledge of the Seller and the Shareholder, there is no litigation, proceeding, or investigation or other legal or administrative proceeding pending, threatened against, or relating to Seller (nor the Shareholder) where such litigation, proceeding or investigation would have an adverse impact on the Seller or the transactions contemplated hereunder, and to the knowledge of Seller and the Shareholder there is no basis for any such litigation, proceeding, or investigation. Neither the Seller nor the Shareholder has commenced or threatened to commence any such litigation or proceeding.
          3.11. Taxes. The Seller has filed or caused to be filed in an accurate and timely manner, including extensions, with the appropriate governmental agencies all tax returns, reports, and forms required to be filed by it or on its behalf before the date hereof, and is not liable for any Tax. There are no agreements by the Seller for the extension of time for the assessment and payment of any tax and no restrictions on assessment or collection of taxes have been waived by or with respect to the Seller. For the purposes hereof, “Tax” and “Taxes” shall mean all taxes, charges, fees, deductions, levies or other assessment or reassessments including without limitation income, excise, goods and services, property, sales, stamp and franchise taxes, imposed by any governmental entities and including any interest, penalties or additions attributable thereto.
          3.12. Absence of Liabilities. The obligations and liabilities of the Seller, secured or unsecured (whether accrued, absolute, contingent or otherwise) including, without limitation, any Tax liabilities due or to become due, do not exceed $300,000.

          3.13. Contracts and Other Agreements. Schedule 3.13 sets forth a true and complete list of all of the contracts, of any nature, whether written or oral, affecting the Subject Assets, to which either the Seller or Shareholder is a party (the “Contracts”), excluding only those listed on Schedule 3.7.
          3.14. Warranties True and Correct. No warranty or representation by the Seller or the Shareholder contained in this Agreement contains any untrue statement of fact or omits to state any material fact required to make the statements therein contained not misleading.
ARTICLE 4.
WARRANTIES AND REPRESENTATIONS OF BUYER
          Buyer hereby warrants and represents to the Seller and the Shareholder, which representations shall be true and correct as of the Closing and which shall survive the Closing, notwithstanding any investigation made by or information furnished to the Seller or the Shareholder in connection herewith, as follows:
          4.1. Incorporation. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.
          4.2. Authority. The Buyer has the power and authority to enter into this Agreement and consummate the transactions contemplated hereby.
          4.3. Agreement Valid and Binding. The execution and delivery of this Agreement and the documents delivered in connection herewith are and shall constitute valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms.
          4.4. Warranties True and Correct. No warranty or representation by Buyer contained in this Agreement contains any untrue statement of fact or omits to state any material fact required to make the statements therein contained not misleading.
ARTICLE 5.
COVENANTS OF THE SELLER AND THE SHAREHOLDER
          The Seller and the Shareholder covenant and agree as follows:
          5.1. Conduct of Business in the Ordinary Course. Until the Closing, the Seller shall, and the Shareholder shall cause the Seller to,
          (a) Preserve and maintain and not transfer or otherwise dispose of or agree to transfer or otherwise dispose of the Subject Assets, or any interest therein or cancel, compromise or transfer any claim or other right with respect to the Subject Assets.
          (b) Promptly notify the Buyer of any material adverse change in the Subject Assets.
          (c) Refrain from incurring any material indebtedness; and

          (d) Refrain from encumbering the Subject Assets.
ARTICLE 6.
CONDUCT SUBSEQUENT TO CLOSING
          6.1. Further Assurances. After the Closing, the parties hereto shall execute and deliver such further instruments and take such other action as another party may reasonably request in order to carry out the intent and purposes of this Agreement, including, without limitation, the Seller assisting in transferring any unemployment accounts to the Buyer if requested by the Buyer. The Buyer agrees to provide the Shareholder reasonable access to the books and records relating to the Seller after closing.
ARTICLE 7.
INDEMNIFICATION
          7.1. Indemnification of Buyer. The Seller and the Shareholder jointly and severally agree to indemnify the Buyer and hold it harmless from and against any and all damages, losses, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ and accountants’ fees) (“Losses”) of or against the Buyer resulting from (i) any breach of a representation or warranty hereunder on the part of any of the Seller or the Shareholder; or (ii) any nonfulfillment of any agreement or covenant contained herein or in any certificate, document or instrument delivered hereunder on the part of any of the Seller or the Shareholder provided; (iii) any liability or obligation related to the use or ownership of the Subject Assets prior to the Closing (other than any expressly assumed obligations), or any lien (other than expressly permitted liens) on any of the Subject Assets after the Closing as a result of matters existing, arising from or relating to any period prior to the Closing; or (iv) any expressly retained liabilities. The Buyer shall be held harmless and indemnified pursuant to this Section 7.1, first, out of the Purchase Price previously paid by the Buyer pursuant to Section 1.2 above, and second, by setting off against any amounts due or that may become due from the Buyer or any of its successors or assigns to the Seller or Shareholder, as the case may be, or any of their successors or assigns, pursuant to Section 1.4 above. The Buyer shall be held harmless and indemnified pursuant to this Section 7.1, first, out of the Purchase Price previously paid by the Buyer pursuant to Section 1.2 above, and second, by setting off against any amounts due or that may become due from the Buyer or any of its successors or assigns to the Seller or Shareholder, as the case may be, or any of their successors or assigns, pursuant to Section 1.4 above. In no event shall amounts owed by the Seller and the Shareholder to the Buyer under this Section 7.1 exceed the aggregate consideration paid to Seller and the Shareholder under 1.2 and 1.4. The obligations contained in this Section 7.1 shall survive the Closing and the delivery of the Bill of Sale/Assignment.
          7.2. Indemnification of Seller and Shareholder. The Buyer shall indemnify the Seller and the Shareholder and hold them harmless from and against any and all Losses of or against any of the Seller or the Shareholder resulting from (i) any knowing misrepresentation or breach of warranty hereunder on the part of the Buyer; or (ii) any nonfulfillment of any agreement or covenant contained herein or in any certificate, document or instrument delivered hereunder on the part of the Buyer. The obligations contained in this Section 7.2 shall survive the Closing and the delivery of the Bill of Sale/Assignment.

          7.3. ARBITRATION. BUYER, SELLER AND SHAREHOLDER AGREE TO SUBMIT ALL DISPUTES, CLAIMS, OR CONTROVERSIES THAT EXIST OR THAT MAY ARISE AMONG THEM, INCLUDING WITHOUT LIMITATION ALL DISPUTES, CLAIMS, OR CONTROVERSIES THAT MAY ARISE OUT OF OR RELATE TO THE SUBJECT ASSETS AND INCLUDING WITHOUT LIMITATION ALL CLAIMS THAT BUYER OR ANY OF ITS AGENTS ENGAGED IN CONDUCT PROHIBITED ON ANY BASIS UNDER ANY FEDERAL, STATE, OR LOCAL STATUTE, ORDINANCE, REGULATION, RULE OF DECISION, OR PRINCIPLE OF COMMON LAW, TO ARBITRATION BY A SINGLE ARBITRATOR IN THE CITY OF NEW ORLEANS, IN ACCORD WITH THE PROCEDURES OF THE JUDICIAL ARBITRATION AND MEDIATION SERVICE IN EFFECT AT THE TIME ANY PARTY DEMANDS ARBITRATION, OR SUCH OTHER PROCEDURES AS THE PARTIES MAY AGREE UPON. JUDGMENT UPON THE ARBITRATION AWARD WILL BE FINAL, BINDING, AND CONCLUSIVE UPON THE PARTIES AND MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. BY THIS AGREEMENT, NONE OF BUYER, SELLER OR SHAREHOLDER INTENDS TO WAIVE ANY OF THE SUBSTANTIVE REMEDIES TO WHICH THEY MAY BE ENTITLED UNDER APPLICABLE LAW, BUT ONLY TO SPECIFY CERTAIN PROCEDURES FOR THE PROMPT RESOLUTION OF ALL DISPUTES, CLAIMS, OR CONTROVERSIES.
ARTICLE 8.
MISCELLANEOUS
          8.1. Disclosure Schedule. The information set forth in the Disclosure Schedule specifically refer to the section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedule may respond to a particular representation and warranty but it shall not vary, change or alter the literal meaning of the representations and warranties of Seller or the Shareholder contained in this Agreement, other than creating exceptions thereto which relate to the language of the specific warranty or representation. Any update to the Disclosure Schedule will not create an exception to the warranty or representation for purposes of indemnification of the Buyer.
          8.2. Expenses. The parties hereto shall pay their own expenses and fees incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.
          8.3. Notices. All notices or other communications required or permitted to be given hereunder to the Buyer, the Seller or the Shareholder shall be in writing and shall be considered to be given and received in all respects when personally delivered, sent by facsimile with a confirmation reviewed, sent by reputable overnight courier service or when deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as follows, or to such other address as shall be designated by notice duly given:

If to Buyer:	Planet Beach Franchising Corporation
5145 Taravella Road
Marrero, LA 70072

Attention: Chief Financial Officer
Facsimile: (504) 297-1485
Telephone: (504) 361-5540

With a copy to:	Fishman Haygood Phelps
Walmsley Willis & Swanson, L.L.P.
201 St. Charles Avenue
46th Floor
New Orleans, Louisiana 70170
Attention: Maureen Brennan Gershanik
Facsimile: (504) 310-0278

If to Seller or
Shareholder:	Planet Beach Brands, L.L.C.
920 Poeyfarre, Ph. 3
New Orleans, LA 70130
Attention: Stephen P. Smith
          8.4. Entire Agreement. This Agreement, the Disclosure Schedule and exhibits attached hereto and the agreements executed and delivered simultaneously herewith constitute the entire agreement between the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are hereby superseded, it being the intention of the parties hereto that this Agreement shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.
          8.5. Assignment. The Seller and the Shareholder may not assign this Agreement or any interest herein without the prior written consent of the Buyer hereto and any purported assignment without such consent shall be void.
          8.6. Binding Effect. This Agreement shall be binding upon the parties hereto, their respective legal representatives, successors and assigns.
          8.7. Release. Effective upon the Closing, and without further action on the part of any party, the Seller and the Shareholder shall generally release the Buyer and any and all of its affiliates, officers, directors, employees, shareholders or other equity owners from any and all claims, causes of action, debts, liabilities, and obligations, known or unknown, (other than claims arising hereunder or in connection with any other agreement entered into in connection herewith) which Seller or the Shareholder may have as a result of any facts or circumstances existing up to the execution hereof. Without limitation to the preceding sentence, the Shareholder specifically releases any and all claims relative to any rights he may have or had as a result of being a party to the Franchise License Agreement.

          8.8. Applicable Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the laws of Louisiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereunder.
          8.9. Counterparts. This Agreement, and any other agreements, instruments, documents or writings entered into in connection herewith may be entered into in counterparts all of which taken together shall constitute one agreement. This Agreement, and any other agreements, instruments, documents or writings entered into in connection herewith may be executed by facsimile.
          8.10. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly; provided, however, that in the event any provision of Section 8 is deemed invalid or inoperative, the provision shall be amended, to the minimum extent possible, to make such provision valid and operative.
          8.11. Miscellaneous. The Section headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term “person” shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. References herein to the knowledge of the Seller and/or the Shareholder shall mean that the matter is actually known to such persons or such matter should have been known if such person had conducted a reasonable due diligence review of the Seller, regarding the representations and warranties made hereunder.
          8.12. Third Party Beneficiaries. This Asset Purchase Agreement shall not inure to the benefit of any person other than the parties hereto, and no third-party beneficiary claims may be based on this Asset Purchase Agreement.
          8.13. Transfer of Future Assets. If Shareholder or Seller owns or shall at any time hereafter acquire any rights in any Subject Assets or rights in property that should have, but for manifest error, been deemed to be part of the Subject Assets, then Shareholder or Seller shall, and hereby does, transfer all of its rights, title and interest in such Subject Assets of property to the Buyer for no additional consideration. Shareholder or Seller shall execute and deliver such additional documents and instruments and take such other actions as the Buyer shall reasonably request to give effect to the provisions of this Section 8.13.
          8.14. Effective Date. This Agreement shall be effective as of the date on which securities of the Buyer are first sold under a registration statement filed with the Securities and Exchange Commission. If no such sale occurs before December 31, 2010, this Agreement shall be void.
          IN WITNESS WHEREOF, the parties have caused their names to be signed and as to corporate parties, duly authorized on one or more counterparts of this Agreement, all of which such counterparts shall be read together and construed as but one and the same instrument as of the day, month and year first above written.

BUYER: PLANET BEACH FRANCHISING CORPORATION
By:	/s/ Richard L. Juka
Richard L. Juka
Senior Vice President

SELLER: PLANET BEACH BRANDS, L.L.C.
By:	/s/ Stephen P. Smith
Stephen P. Smith
President

SHAREHOLDER:
/s/ Stephen P. Smith
Stephen P. Smith

EXHIBIT A
“LISTED ASSETS”